Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Joint Corp.

We consent to the incorporation by reference in this Form S-1/A Registration Statement of The Joint Corp. (File No. 333-198860) of our report dated July 11, 2014 (except as to Note 9, which is dated August 21, 2014 and Note 1, which is dated September 19, 2014) with respect to the balance sheets of The Joint Corp. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

EKS&H LLLP

November 7, 2014

Denver, Colorado